EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                        MEDICAL TECHNOLOGY VENTURES, INC.
                               A CLOSE CORPORATION

         FIRST. The name of the this Corporation is MEDICAL TECHNOLOGY VENTURES, INC.

         SECOND. Its registered office in he State of Delaware is to be located at 725 Market Street, City of Wilmington, County of New Castle. The registered agent in charge thereof is The Company Corporation, address "same as above."

         THIRD. The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware.

         FOURTH. The amount of total authorized capital stock of the corporation is divided into 1000 shares of .10 par value.

         FIFTH.  The name and mailing address of the incorporator is as follows:

                           Regina Cephas
                           725 Market Street
                           Wilmington, DE 19801

         SIXTH. The powers of the incorporator are to terminate upon filing of the certificate of incorporation, and the name and mailing addresses of the persons who are to serve as director(s) until their successors are elected are as follows:

         Name and address of director(s):

                           Dr. Edward G. Gregor
                           3317 Wake Drive
                           Kensington, MD 20895

         SEVENTH. All of the corporations issued stock, exclusive of treasury shares, shall be held of record by not more than thirty (30) persons.

         EIGHTH. All of the issued stock of all classes shall be subject to the following restriction on transfer permitted by Section 202 of the General Corporation Law.


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         Each stockholder shall offer to the Corporation or to other stockholders of the corporation a thirty (30) day "first refusal" option to purchase his stock should he elect to sell his stock.

         NINTH. The corporation shall make no offering of any of its stock of any class which would constitute a "public offering" within the meaning of the United States Securities Act of 1933, as it may be amended from time to time.

         I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this certificate, and do certify that the facts herein stated are true and I have accordingly hereunto set my hand.

DATED AT:    5/29/88                                 /S/ REGINA CEPHAS
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                                                     REGINA CEPHAS



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